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EXHIBIT 1.2

                                                                 July 27, 2004

Mr. Ron Lipstein
Chief Executive Officer
Ortec International Inc.
3960 Broadway
New York, NY 10032

Gentlemen:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., and ViewTrade Securities, Inc. ("ViewTrade") by Ortec International (the "Company") to jointly act as the Company's exclusive placement agent in connection with the Company's issuance of common stock and warrants pursuant to the S-2 registration statement initially filed with the Securities and Exchange Commission on September 22, 2003 ("Financing"). Such registration statement and all amendments thereto, whether such amendments have heretofore been, or will hereafter be, filed are collectively referred to in this agreement as the "Registration Statement."

This agreement modifies and replaces in whole the agreement relating to the Financing dated February 4, 2004, between the Company and BHP and any modification of such February 4, 2004 agreement subsequently entered into between the Company and BHP.

The Financing shall be for 6,000,000 shares of the Company's common stock and 3,000,000 five year Class E Warrants, each Warrant entitling the holder to purchase one share of the Company's common stock at the exercise price to be set forth in the pricing amendment to the Registration Statement (the "Pricing Amendment") to be hereafter filed. The 6,000,000 shares and the 3,000,000 Class E Warrants will be offered in units, each unit consisting of two detachable shares and one detachable Class E Warrant, at an offering price to be set forth in the Pricing Amendment. The offering will be on a best efforts, 2,500,000 units (5,000,000 shares and 2,500,000 Class E Warrants), or none, minimum basis, so that no units will be sold unless a minimum of 2,500,000 units are sold. The proceeds from the sale of the units will be held in an escrow account with the law firm of Jenkens & Gilchrist Parker Chapin LLP. The proceeds held in escrow shall be paid by the escrow agent only upon the joint written instructions signed by BHP, ViewTrade and the Company, it being understood that unless 2,500,000 units are sold all proceeds from the sale of units will be refunded in whole to the purchasers of the units.

As compensation for the Financing, BHP and ViewTrade shall be paid an aggregate cash commission of up to $875,000. However, no commission will be payable by the Company unless the minimum of 2,500,000 units are sold.

BHP and ViewTrade or their assigns shall be issued Placement Agent Warrants in an aggregate amount equal to 10% of the units sold (minimum of 2,500,000) in the Financing. The Placement Agent Warrants shall be exercisable at a price equal to one hundred twenty five (125%) percent of the purchase price of the units sold in the Financing (which is currently anticipated to range






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from $4-$8) and shall expire five years from the issuance date. The shares issuable upon the exercise of the (a) Placement Agent Warrants and of the (b) Class E Warrants issuable upon exercise of the Placement Agent Warrants, shall have standard piggyback registration rights after the closing of the Financing, a cashless exercise provision, shall be non-redeemable and shall become exercisable six months and one day after the closing of the Financing.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the Company's office at 3960 Broadway, New York, NY 10032. Attention: Ron Lipstein, Chief Executive Officer; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director, and if to ViewTrade, to its office at 7280 W. Palmetto Park Rd., Ste 105, Boca Raton, FL 33433, Attention: James St. Clair.

BHP's and ViewTrade's engagement related to the Financing hereunder shall expire upon the earlier of the completion of the Financing or ninety (90) days from the effective date of the Registration Statement, which date may be extended in thirty day intervals upon written agreement of the Company, BHP and ViewTrade.

BHP is a division of Pali Capital Inc., a European American Investment Group Company. This letter Agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter and the indemnification agreement contain the entire agreement of the parties with respect to the Financing. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification agreement.

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We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

                                             Very truly yours,

                                             Burnham Hill Partners


                                             By: /s/ Jason Adelman
                                                 -------------------------------
                                                 Name: Jason Adelman
                                                 Title: Managing Director


                                             ViewTrade Securities, Inc.


                                             By: /s/ James St. Claire
                                                 -------------------------------
                                                 Name:  James St. Claire
                                                 Title: Chief Executive Officer

Accepted and Agreed to as of the date first written above:

Ortec International, Inc.


By: /s/ Ron Lipstein
    --------------------------------------------
Name: Ron Lipstein
Title: Vice Chairman and Chief Executive Officer